As filed with the Securities and Exchange Commission on December 7, 2012

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0494517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of Principal Executive Offices) (Zip Code)

MYRIAD GENETICS, INC. 2010 EMPLOYEE, DIRECTOR AND

CONSULTANT EQUITY INCENTIVE PLAN, AS AMENDED

MYRIAD GENETICS, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

PETER D. MELDRUM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

MYRIAD GENETICS, INC.

320 Wakara Way

Salt Lake City, Utah 84108

(801) 584-3600

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	232,964	$27.56	$6,420,488	$875.75
	4,257,352	$27.56	$117,332,621	$16,004.17
	2,000,000	$27.56	$55,120,000	$7,518.37
Total:	6,490,316		$178,873,109	$24,398.29

(1)	The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of:

(i)	232,964 additional shares of Common Stock not previously registered which may hereafter be issued under the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2010 Plan”), that have been carried over from the Company’s 2003 Employee, Director and Consultant Option Plan and 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan, between January 1, 2012 and November 30, 2012, pursuant to Section 3(a)(ii) of the 2010 Plan;

(ii)	4,257,352 additional shares of Common Stock not previously registered which may hereafter be issued under the 2010 Plan pursuant to an amendment to the 2010 Plan adopted by the Company’s stockholders on December 5, 2012, as further described in the Explanatory Note included with this Registration Statement; and

(iii)	2,000,000 shares of Common Stock which may be issued under the Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan, as adopted by the Company’s stockholders on December 5, 2012 (the “Purchase Plan” and, together with the 2010 Plan, the “Plans”).

The maximum number of shares which may be sold under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted or shares of Common Stock that have not yet been issued, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on The NASDAQ Global Select Market as of a date (December 3, 2012) within five business days prior to filing this Registration Statement.

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EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans.

2010 Equity Incentive Plan, as amended

This Registration Statement on Form S-8 hereby registers 4,490,316 additional shares of Common Stock for issuance under the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2010 Plan”). An aggregate of 7,861,651 shares of Common Stock under the 2010 Plan were previously registered on February 1, 2012 (File No. 333-179281) (4,349,283 shares) and on February 1, 2011 (File No. 333-171994) (3,512,368 shares). At the Company’s annual meeting of stockholders on December 5, 2012, the stockholders approved an amendment to the 2010 Plan (the “December 2012 Amendment”) which provides that, commencing on December 5, 2012, the number of shares of Common Stock issuable under the 2010 Plan shall not exceed 4,500,000 shares of Common Stock, plus certain additional shares carried over from the Company’s prior stock incentive plans, as described in the next paragraph. The 4,490,316 additional shares of Common Stock being registered hereby consist of (i) 4,257,352 shares that may be issued under the 2010 Plan pursuant to the December 2012 Amendment (after deducting 242,648 of the 4,500,000 additional shares authorized by the December 2012 Amendment because they were previously registered under the registration statements identified in the previous sentence); and (ii) 232,964 shares that have been carried over from the Company’s prior stock incentive plans. The 2010 Plan allows the Company, under the direction of the Compensation Committee of the Board of Directors, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, including the Company’s executive officers, consultants, and directors.

The number of shares of Common Stock authorized for issuance under the 2010 Plan includes shares of Common Stock that were represented by options that were outstanding under the Company’s 2003 Employee, Director and Consultant Option Plan (the “2003 Plan”) and 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan (the “2002 Plan”) that expired or were cancelled without delivery of shares of common stock under those plans on or after December 3, 2010, the date of stockholder approval of the 2010 Plan. An aggregate of 1,094,615 shares of Common Stock have been carried over from the 2002 Plan and 2003 Plan to the 2010 Plan pursuant to this provision as of November 30, 2012, of which 232,964 shares are being registered hereby, 849,283 were previously registered on February 1, 2012 (File No. 333-179281) and 12,368 shares were previously registered on February 1, 2011 (File No. 333-171994). As of November 30, 2012, there were an aggregate of 9,095,004 additional shares of Common Stock underlying options outstanding under the 2002 Plan and 2003 Plan that can be carried over to the 2010 Plan if these options expire or are cancelled without delivery of shares of Common Stock.

2012 Employee Stock Purchase Plan

This Registration Statement on Form S-8 also registers 2,000,000 shares of Common Stock for issuance under the Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan (the “Purchase Plan”), which was approved by the Company’s stockholders at the Company’s annual meeting of stockholders on December 5, 2012. The Purchase Plan provides eligible employees with an opportunity to purchase shares of Common Stock, at a discount, on a tax-favored basis through payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (File No. 0-26642);

(b)    The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 12, 2012, that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 0-26642);

(c)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 0-26642);

(d)    The Registrant’s Current Reports on Form 8-K filed with the Commission on December 7, 2012 (Items 5.02, 5.07 and 9.01); and

(e)    The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-26642) filed under Exchange Act, filed with the Commission on August 17, 1995, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their benefit own an aggregate of approximately 4,000 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person’s conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

In addition, our Restated Certificate of Incorporation, as amended, and our Restated By-Laws provide for indemnification of and advancement of expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Restated Certificate of Incorporation, as amended, and the Restated By-Laws also permit the Board of Directors to authorize us to purchase and maintain insurance against liabilities asserted against any of our directors, officers, employees or agents arising out of their capacity as such, and we have purchased such insurance.

We have also entered into indemnification agreements with our directors and certain of our officers and key employees. These agreements provide each indemnitee with more comprehensive indemnification and advancement rights than are provided by us in our Restated Certificate of Incorporation, as amended, and our Restated By-Laws in certain circumstances and contain presumptions and procedures designed to ensure that the indemnification and advancement rights granted to each indemnitee in these agreements will be provided on a timely basis. Each agreement provides that our obligations under the agreement will continue during the time the indemnitee serves the Company and continues thereafter so long as the indemnitee is subject to any possible proceeding by reason of the indemnitee’s service to the Company.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Restated Certificate of Incorporation, as amended, our Restated By-laws, indemnification agreements we have entered with these persons and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on August 15, 2011 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on August 15, 2011 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Restated By-Laws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 28, 2011 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

(24.1)	Powers of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012 (File No. 0-26642), and incorporated herein by reference).

(99.2)	Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012 (File No. 0-26642), and incorporated herein by reference).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on December 7, 2012.

MYRIAD GENETICS, INC.

By:	/s/ Peter D. Meldrum
Peter D. Meldrum President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Peter D. Meldrum and James S. Evans, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Myriad Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Peter D. Meldrum Peter D. Meldrum	President and Chief Executive Officer and Director (principal executive officer)	December 7, 2012

By:	/s/ James S. Evans James S. Evans	Chief Financial Officer (principal financial and accounting officer)	December 7, 2012

By:	/s/ John T. Henderson John T. Henderson, M.D.	Chairman of the Board	December 7, 2012

By:	/s/ Walter Gilbert Walter Gilbert, Ph.D.	Vice Chairman of the Board	December 7, 2012

By:	/s/ Lawrence C. Best Lawrence C. Best	Director	December 7, 2012

By:	/s/ Dennis H. Langer Dennis H. Langer, M.D., J.D.	Director	December 7, 2012

By:	/s/ S. Louise Phanstiel S. Louise Phanstiel	Director	December 7, 2012

By:	/s/ Heiner Dreismann Heiner Dreismann, Ph.D.	Director	December 7, 2012

MYRIAD GENETICS, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on August 15, 2011 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on August 15, 2011 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Restated By-Laws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 28, 2011 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

(24.1)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

(99.1)	Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012 (File No. 0-26642), and incorporated herein by reference).

(99.2)	Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012 (File No. 0-26642), and incorporated herein by reference).

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